Exhibit 1

Joint Filing Statement

Statement Pursuant to Rule 13d-1(k)(1)

The undersigned hereby consent and agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to the Common Stock, No Par Value, of OncoCyte Corporation, beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Statement pursuant to Rule 13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.

Dated: November 22, 2019	Pura Vida Investments LLC

	By:	/s/ Efrem Kamen
	Name:	Efrem Kamen
	Title:	Managing Member

/s/ Efrem Kamen
Efrem Kamen